Exhibit 10.1

FIRST AMENDMENT TO LEASE

FIRST AMENDMENT TO LEASE dated as of this 21st day of June, 2018 by and between BP BAY COLONY LLC, a Delaware limited liability company (“Landlord”), and ELOXX PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

By Lease dated October 26, 2017 (the “Lease”), Landlord did lease to Tenant and Tenant did hire and lease from Landlord certain premises containing 3,736 square feet of rentable floor area (the “Rentable Floor Area of the Initial Premises”) on the fourth (4th) floor of the building (the “Building”) known as and numbered 950 Winter Street, Waltham, Massachusetts (referred to herein as the “Initial Premises”).

Landlord and Tenant have agreed (i) to increase the size of the Premises by adding thereto an additional 6,938 square feet of rentable floor area (the “Rentable Floor Area of the Expansion Premises”) located on the fourth (4th) floor of the Building, which space is shown on Exhibit A attached hereto and made a part hereof (the “Expansion Premises”), and (ii) to extend the Term of the Lease through the last day of the month in which the third (3rd) anniversary of the Expansion Premises Commencement Date (as hereinafter defined) occurs, in each case, upon all of the same terms and conditions contained in the Lease except as otherwise provided in this First Amendment to Lease (the “First Amendment”).

Landlord and Tenant are entering into this instrument to set forth said leasing of the Expansion Premises and extension of the Lease Term and to otherwise amend the Lease as set forth herein.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1. Incorporation of the Expansion Premises.

(A) Effective as of the Expansion Premises Commencement Date, (i) the Expansion Premises shall constitute a part of the “Premises” (and “Tenant’s Premises”) demised to Tenant under the Lease so that the “Premises” and “Tenant’s Premises” (as defined in the Lease) shall include the Initial Premises and the Expansion Premises, (ii) the “Rentable Floor Area of the Premises” shall be 10,674 square feet of rentable floor area for all purposes under the Lease, including, without limitation, for the purposes of computing Tenant’s payments for Operating Expenses Allocable to the Premises pursuant to Section 2.6 of the Lease, Landlord’s Tax Expenses Allocable to the Premises pursuant to Section 2.7 of the Lease and electricity pursuant to Section 2.8 of the Lease, and (iii) all terms and conditions of the Lease shall be applicable to the Expansion Premises, except as otherwise provided in this First Amendment.

(B) The “Expansion Premises Commencement Date” shall be the day on which the Expansion Premises are delivered by Landlord to Tenant. The Expansion Premises shall be considered delivered by Landlord to Tenant on the day when the Expansion Premises are deemed to be substantially complete, as defined in Exhibit B-1 attached hereto. Landlord estimates that the Expansion Premises Commencement Date shall occur on or around September 1, 2018 (the “Estimated Expansion Premises Commencement Date”).

(C) The condition of the Expansion Premises upon Landlord’s delivery along with any work to be performed by Landlord shall be as set forth in the Work Agreement attached hereto as Exhibit B-1 and made a part hereof.

(D) As soon as may be convenient after the Expansion Premises Commencement Date has been determined, Landlord and Tenant agree to join with each other in the execution of a written declaration in the form of Exhibit C attached hereto, in which the Expansion Premises Commencement Date and the First Extended Term (as hereinafter defined) shall be stated. If Tenant fails to execute such declaration, the Expansion Premises Commencement Date and the First Extended Term shall be as reasonably determined by Landlord in accordance with the terms of this First Amendment.

2. Term.

(A) Landlord and Tenant acknowledge and agree that the Lease Term commenced on November 15, 2017 (being the “Commencement Date” under the Lease). The Term of the Lease, which but for this First Amendment is scheduled to expire on December 31, 2020, is hereby extended for the period commencing on January 1, 2021 and expiring on the date that is the last day of the month in which the third (3rd) anniversary of the Expansion Premises Commencement Date occurs (the “First Extended Term”), unless sooner terminated or extended in accordance with the provisions of the Lease, upon all the same terms and conditions contained in the Lease as herein amended.

(B) The Term of the Lease for the Initial Premises and the Expansion Premises shall be coterminous. Accordingly, the extension option contained in Section 9.18 of the Lease (as herein amended) shall apply to the Initial Premises and the Expansion Premises collectively and not to either such space independently.

3. Extension Option.

(A) Landlord and Tenant acknowledge and agree that Tenant’s only option to further extend the Lease Term beyond the expiration of the First Extended Term shall be upon the terms and conditions set forth in Section 9.18 of the Lease, as hereinafter amended.

(B) Section 9.18 of the Lease is hereby amended as follows:

i. The first sentence of Section 9.18(A) is hereby amended by deleting the phrase “the Extended Term in question” and replacing it with the following: “the Second Extended Term (as hereinafter defined)”;

ii. The penultimate sentence of Section 9.18(A) is hereby deleted in its entirety and replaced with the following: “The option period is sometimes herein referred to as the “Second Extended Term.”; and

iii. All references to the “Extended Term” in Sections 9.18(B) and (C) are hereby deleted and replaced with the term “Second Extended Term”.

4. Annual Fixed Rent.

(A) For the period prior to the Expansion Premises Commencement Date, Annual Fixed Rent for the Initial Premises shall continue to be payable as set forth in the Lease.

(B) For the period from the Expansion Premises Commencement Date through the First Extended Term, Annual Fixed Rent for the Premises (i.e., the Initial Premises and the Expansion Premises together) shall be payable at the annual rate of $464,319.00 (being the product of (i) $43.50, and (ii) the Rentable Floor Area of the Premises (being 10,674 square feet)).

(C) Annual Fixed Rent for the Premises for the Second Extended Term, if exercised, shall be determined in accordance with the terms and provisions of Section 9.18 of the Lease (as herein amended).

5. Symmetric Furniture. Symmetric Capital, LLC, a Delaware limited liability company (“Symmetric”), was the prior tenant occupying the Expansion Premises pursuant to a lease by and between Symmetric and Landlord, and Symmetric vacated the Expansion Premises as of May 4, 2018 (the “Symmetric Surrender Date”). Pursuant to the Bill of Sale by and between Tenant and Symmetric attached hereto as Exhibit D (the “Bill of Sale”), Tenant bought from Symmetric the furniture listed on the Bill of Sale (the “Furniture”), which Furniture is located in the Expansion Premises. In connection therewith and notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that Landlord shall permit the Furniture to remain in the Expansion Premises during the period between the Symmetric Surrender Date and the earlier to occur of (x) Expansion Premises Commencement Date, and (y) the date that is thirty (30) days from the date of Tenant’s Expansion Premises Termination Notice (as defined in Exhibit B-1) (the “Interim Period”) and that the Furniture shall be in the Expansion Premises when Landlord delivers the Expansion Premises to Tenant; provided, however, that the Tenant further acknowledges and agrees that (i) the sale of the Furniture is a transaction solely between Tenant and Symmetric, and Landlord is not a party to such transaction, (ii) Landlord shall have no obligations with respect to the Furniture except to allow it to remain in the Expansion Premises during the Interim Period as set forth in this Section 5, (iii) Landlord shall be deemed to have duly delivered the Expansion Premises to Tenant on the Expansion Premises Commencement Date notwithstanding the presence of the Furniture in the Expansion Premises, (iv) Tenant shall be solely responsible for the maintenance and subsequent removal of the Furniture upon the expiration or earlier termination of the Term of the Lease; (v) Tenant shall have no right to access the Expansion Premises during the Interim Period except as otherwise expressly set forth in Section 1.1(B)(4) of Exhibit B-1, and (vi) during the Interim Period, (a) the Furniture shall constitute “Tenant’s Property” (as defined in Section 8.4 of the Lease), (b) all terms and conditions in Article VIII of the Lease applicable to Tenant’s Property and its presence in the Premises, including, without limitation, Sections 8.2 and 8.4 of the Lease, shall be applicable to the Furniture and its presence in the Expansion Premises and Tenant shall comply with the requirements and obligations thereof, and (c) Section 8.1 of the Lease shall apply to any and all claims arising from or related to the presence of the Furniture in the Expansion Premises during the Interim Period. The terms of clause (vi) of this Section 5 shall survive any termination of this First Amendment pursuant to Section 1.2 of Exhibit B-1 attached hereto.

6. Parking. Effective as of the Expansion Premises Commencement Date, the Lease shall be amended by deleting the definition of “Number of Parking Spaces” in Section 1.1 of the Lease and replacing it with the following:

“Number of Parking Spaces:	Thirty-Two (32) (being three (3) spaces per 1,000 square feet of the Rentable Floor Area of the Premises).”

7. Security Deposit.

(A) Landlord and Tenant acknowledge that Landlord is currently holding a security deposit in the amount of Forty Thousand Six Hundred Twenty-Nine and 00/100 Dollars ($40,629.00) in accordance with Section 9.19 of the Lease as security for Tenant’s performance of its obligations under the Lease (the “Existing Security Deposit”). Tenant agrees to deliver to Landlord the sum of Seventy-Seven Thousand Three Hundred Eighty-Six and 50/100 Dollars ($77,386.50) (the “Additional Security Deposit”) upon the execution and delivery of this First Amendment. Such Additional Security Deposit shall be held by Landlord together with the Existing Security Deposit in the total amount of One Hundred Eighteen Thousand Fifteen and 50/100 Dollars ($118,015.50) as security for the performance of Tenant of all obligations on the part of Tenant under the Lease in accordance with Section 9.19 of the Lease, as herein amended.

(B) Section 9.19(B)(i) of the Lease is hereby deleted in its entirety and replaced with the following:

“(B) (i) Landlord shall return a Thirty-Eight Thousand Six Hundred Ninety-Three and 25/100 Dollars ($38,693.25) portion of such deposit to Tenant so that the remainder of such deposit shall be Seventy-Nine Thousand Three Hundred Twenty-Two and 25/100 Dollars ($79,322.25) on the date that is eighteen (18) months from the Expansion Premises Commencement Date if (i) Tenant is not then in default under the terms of this Lease without the benefit of notice or grace, (ii) Landlord has not applied such deposit or any portion thereof to Landlord’s damages arising from any default on the part of Tenant, whether or not Tenant has restored the amount so applied by Landlord, and (iii) there have been no more than two (2) Event of Default occurrences during the Term.”

8. Brokerage.

(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this First Amendment, and in the event any claim is made against Landlord relative to dealings by Tenant with brokers, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this First Amendment; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim.

9. Capitalized Terms. Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

10. Ratification. Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the “Lease” shall be deemed to be references to the Lease as herein amended.

11. Authority. Each of Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this First Amendment and that the person signing this First Amendment on its behalf has been duly authorized to do so.

12. Electronic Signatures. The parties acknowledge and agree that this First Amendment may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.

[Signatures on Following Page]

EXECUTED as of the date and year first above written.

WITNESS:	LANDLORD:

/s/ Patrick Kimble

BP BAY COLONY LLC, a Delaware limited liability company

BY: BP BAY COLONY HOLDINGS LLC, a Delaware limited liability company, its sole member

BY: BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its member

BY: BOSTON PROPERTIES, INC., a Delaware

Corporation, its general partner

BY: /s/ Bryan Koop

Name: Bryan Koop

Title:

TENANT:

ATTEST:	ELOXX PHARMACEUTICALS, INC., a Delaware corporation

/s/ Greg Weaver	By: /s/ Robert Ward
Name: Robert Ward
Title: Chairman and CEO

EXHIBIT A

EXPANSION PREMISES

EXHIBIT B-1

WORK AGREEMENT

1.1 Substantial Completion

(A)	Plans and Construction Process.

(1)	Landlord’s Work. Landlord shall perform the work shown on the plans (the “Plans”) listed on Exhibit B-2 attached hereto (“Landlord’s Work”); provided, however, that Landlord shall have no responsibility for the installation or connection of Tenant’s computer, telephone, other communication equipment, systems or wiring. Any items of work requested by Tenant and not shown on the Plans shall be deemed to be Change Proposal(s) (as defined below) and shall be subject to the terms and provisions of subsection (2) below.

(2)	Change Orders. Tenant shall have the right, in accordance herewith, to submit for Landlord’s approval change proposals with respect to items of work not shown on the Plans (each, a “Change Proposal”). Landlord agrees to respond to any such Change Proposal within such time as is reasonably necessary (taking into consideration the information contained in such Change Proposal) after the submission thereof by Tenant, advising Tenant of any anticipated increase in costs which costs shall include a construction management fee equal to 3% of the Change Proposal (“Change Order Costs”) associated with such Change Proposal, as well as an estimate of any delay which would likely result in the completion of the Landlord’s Work if a Change Proposal is made pursuant thereto (“Landlord’s Change Order Response”). Tenant shall have the right to then approve or withdraw such Change Proposal within five (5) days after receipt of Landlord’s Change Order Response. If Tenant fails to respond to Landlord’s Change Order Response within such five (5) day period, such Change Proposal shall be deemed withdrawn. If Tenant approves Landlord’s Change Order Response, then such Change Proposal shall be deemed a “Change Order” hereunder and if the Change Order is made, then the Change Order Costs associated with the Change Order shall be deemed additions to the Tenant Plan Excess Costs and shall be paid in the same manner as Tenant Plan Excess Costs are paid as set forth in Section 1.5 of this Work Agreement.

(3)

Tenant Response to Requests for Information and Approvals. Except to the extent that another time period is expressly herein set forth, Tenant shall respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative for approvals or information in connection with Landlord’s Work, within two (2) business days of Tenant’s receipt of such request. In addition, Tenant shall, within two (2) business days after receipt thereof from Landlord, execute and deliver to Landlord any affidavits and documentation required in order to obtain all permits and approvals necessary for Landlord to commence and complete Landlord’s Work on a timely basis (“Permit Documentation”).

(4)	Time of the Essence. Time is of the essence in connection with Tenant’s obligations under this Section 1.1.

(B)	Substantial Completion; Tenant Delay.

(1)	Landlord’s Obligations. Subject to delays due to Tenant Delays (as hereinafter defined) and delays due to Force Majeure, as defined in Section 6.1 of the Lease, Landlord shall use reasonable speed and diligence to have the Landlord’s Work substantially completed on or before the Estimated Expansion Premises Commencement Date, but Tenant shall have no claim against Landlord for failure so to complete construction of Landlord’s Work in the Expansion Premises, except for the right to terminate this First Amendment, without further liability to either party hereunder, in accordance with the provisions hereinafter specified in Section 1.2 of this Work Agreement.

(2)	Definition of Substantial Completion. The Expansion Premises shall be treated as having been substantially completed (including, without limitation, for purposes of Section 1(B) of this First Amendment) on the later of:

(a)	The date on which Landlord’s Work, together with common facilities for access and services to the Expansion Premises, has been completed (or would have been completed except for Tenant Delay) except for items of work and adjustment of equipment and fixtures which can be completed after occupancy has been taken without causing substantial interference with Tenant’s use of the Expansion Premises (i.e. so-called “punch list” items), or

(b)	The date when permission has been obtained from the applicable governmental authority, to the extent required by law, for occupancy by Tenant of the Expansion Premises for the Permitted Use, unless the failure to obtain such permission is due to a Tenant Delay.

In the event of any dispute as to the date on which Landlord’s Work has been completed, the reasonable determination of Landlord’s architect as to such date shall be deemed conclusive and binding on both Landlord and Tenant.

(3)	Incomplete Work. Landlord shall complete as soon as conditions practically permit any incomplete items of Landlord’s Work, and Tenant shall cooperate with Landlord in providing access as may be required to complete such work in a normal manner.

(4)	Early Access by Tenant. Landlord shall permit Tenant access for installing Tenant’s trade fixtures in portions of the Expansion Premises prior to substantial completion when it can be done without material interference with remaining work or with the maintenance of harmonious labor relations. Any such access by Tenant shall be upon all of the terms and conditions of the Lease (other than the payment of Annual Fixed Rent with respect to the Expansion Premises) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant.

(5)	Prohibition on Access by Tenant Prior to Actual Substantial Completion. If, prior to the date that the Expansion Premises are in fact actually substantially complete, the Expansion Premises are deemed to be substantially complete as a result of a “Tenant Delay” (as defined below) (i.e. and the Expansion Premises Commencement Date has therefor occurred), Tenant shall not (except with Landlord’s consent) be entitled to take possession of the Expansion Premises for the Permitted Use until the Expansion Premises are in fact actually substantially complete.

(C)	Tenant Delay.

(1)	A “Tenant Delay” shall be defined as the following:

(a)	Tenant’s failure timely to respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative or to timely provide all required Permit Documentation to Landlord within the applicable time periods set forth in this Work Agreement;

(b)	Tenant’s failure to pay the Tenant Plan Excess Costs in accordance with Section 1.5 hereinbelow;

(c)	Any delay due to items of work for which there is long lead time in obtaining the materials therefor or which are specially or specifically manufactured, produced or milled for the work in or to the Expansion Premises and require additional time for receipt or installation;

(d)	Any delay due to changes, alterations or additions required or made by Tenant with respect to items not shown on the Plans including, without limitation, Change Orders; or

(e)	Any other delays caused by Tenant, Tenant’s contractors, architects, engineers, or anyone else engaged by Tenant in connection with the preparation of the Expansion Premises for Tenant’s occupancy, including, without limitation, utility companies and other entities furnishing communications, data processing or other service, equipment, or furniture.

(2)	Tenant Obligations with Respect to Tenant Delays.

(a)	Tenant covenants that no Tenant Delay shall delay commencement of the Term with respect to the Expansion Premises or the obligation to pay Annual Fixed Rent or Additional Rent with respect to the Expansion Premises, regardless of the reason for such Tenant Delay or whether or not it is within the control of Tenant or any such employee. Landlord’s Work shall be deemed substantially completed as of the date when Landlord’s Work would have been substantially completed but for any Tenant Delays, as determined by Landlord in the exercise of its good faith business judgment.

(b)	Tenant shall reimburse Landlord the amount, if any, by which the cost of Landlord’s Work is increased as the result of any Tenant Delay.

(c)	Any amounts due from Tenant to Landlord under this Section 1.1(C)(2) shall be due and payable within thirty (30) days of billing therefor (except that amounts due in connection with Change Orders shall be paid as provided in Section 1.5), and shall be considered to be Additional Rent. Nothing contained in this Section 1.1(C)(2) shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in the Lease.

1.2 Outside Completion Date

If Landlord shall have failed substantially to complete Landlord’s Work in the Expansion Premises described in the Plans on or before November 1, 2018 (the “Outside Expansion Premises Completion Date”) (which date shall be extended automatically for such periods of time as Landlord is prevented from proceeding with or completing the same by reason of Landlord’s Force Majeure as defined in Section 6.1 of the Lease or any act or failure to act of Tenant which interferes with Landlord’s construction of the Expansion Premises without limiting Landlord’s other rights on account thereof), Tenant shall have the right to terminate this First Amendment by giving notice (“Expansion Premises Termination Notice”) to Landlord of Tenant’s desire to do so before such completion and within the time period from the Outside Expansion Premises Completion Date (as so extended) until the date which is thirty (30) days subsequent to the Outside Expansion Premises Completion Date (as so extended); and, upon the giving of such notice, this First Amendment shall be deemed null and void and of no further force and effect without further liability or obligation on the part of either party hereunder, unless, within thirty (30) days after receipt of such notice,

Landlord substantially completes Landlord’s Work. Such right to terminate this First Amendment shall be Tenant’s sole and exclusive remedy for Landlord’s failure so to complete Landlord’s Work within such time, and in no event shall Tenant have the right to terminate the Lease. Each day of Tenant Delay shall be deemed conclusively to cause an equivalent day of delay by Landlord in substantially completing Landlord’s Work pursuant to Section 1.1 of this Work Agreement, and thereby automatically extend for each such equivalent day of delay the date of the Outside Expansion Premises Completion Date. In the event that Tenant exercises its right to terminate this First Amendment pursuant to this Section 1.2, then Tenant shall remove the Furniture (as defined in Section 5 of this First Amendment) from the Expansion Premises within thirty (30) days of the date of Tenant’s Expansion Premises Termination Notice. Any Furniture which remains in the Expansion Premises after such thirty (30) day period shall be conclusively deemed abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit.

1.3 Quality and Performance of Work

All construction work required or permitted by the Lease shall be done in a good and workmanlike manner and in compliance with all Legal Requirements and all Insurance Requirements. All of Tenant’s work shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in Section 1.1 of the Lease or any person thereafter designated in substitution or addition by notice to the party relying. Landlord hereby designates Kara Must in substitution for Landlord’s Construction Representative named in Section 1.1 of the Lease. Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has not performed Landlord’s construction obligations under this Work Agreement (if any) (i) not later than the end of the sixth (6th) full calendar month next beginning after the Expansion Premises Commencement Date with respect to the heating, ventilating and air conditioning systems servicing the Expansion Premises, and (ii) not later than the third (3rd) full calendar month next beginning after the Expansion Premises Commencement Date with respect to Landlord’s construction obligations under this Work Agreement not referenced in (i) above, Tenant shall be deemed conclusively to have approved Landlord’s construction and shall have no claim that Landlord has failed to perform any of Landlord’s obligations under this Work Agreement (if any). Landlord agrees to correct or repair at its expense items which are then incomplete or do not conform to the work contemplated under the Plans and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid.

1.4 Intentionally Omitted

1.5 Tenant Plan Excess Costs

Notwithstanding anything contained in this Work Agreement to the contrary, it is understood and agreed that Tenant shall be fully responsible for the costs of any items of work not shown on Exhibit B-2 attached hereto and the costs of any items of work shown as a “Tenant Cost” on Exhibit B-2 (by virtue of an “X” being noted in the Tenant Cost column) (the “Tenant Plan Excess Costs”). To the extent, if any, that there are Tenant Plan Excess Costs, Tenant shall pay Landlord, as Additional Rent, 50% of the Tenant Plan Excess Costs prior to the commencement of the Landlord’s Work, with the balance of the Tenant Plan Excess Costs due upon substantial completion of the Landlord’s Work; provided, however, that in the event that the Tenant Plan Excess Costs exceed $10,000.00 (the “Maximum Amount”), then Tenant shall pay to Landlord, as Additional Rent, at the time that Tenant approves any Change Order that causes the Tenant Plan Excess Costs to exceed the Maximum Amount, all Tenant Plan Excess Costs in excess of the Maximum Amount.

EXHIBIT B-2

PLANS AND TURNKEY MATRIX

Boston Properties Tenant Work Letter DATE 6 15/2018 Tenant: F low Expansion Delineation of Base Building Core Shell Work and Tenant Work Based on Fit Plan dared 5 /15 /18 ELEMENT DESCRIPTION TURN-KEY SCOPE TENANT COST Demolition Minor demolition of any existmg floor, walls, finishes or cfiling as needed to construct per the plans. X Doors & Frames F&I (1) new paint grade door for existing server room X Existmg Doors to Remam - (1) Man day of existmg door touch-up X Tile Existing tile at tenant entry to remam X Drywall (1) New demising wall near new tenant entry X GWB patching throughout expansion space X Resilient Flooring Vinyl base throughout expansion space X L\T flooring at Kitchen m expansion space X Carpet New carpet at demolished kitchen & throughout expansions space (Wildstyle Robus About 983) X Paintins GWB partitions in expansion space X Equipment Specialties Kitchen: (1) Dishwasher & (1) Under Counter Refrigerator X Fire extinguishers and cabinets, per code X Fire Protection Adjust existmg sprinkler heads to accommodate new layout per NFPA 13 and plans X HVAC Balance existmg equipment X All supplemental systems X Electrical Existmg lighting tixnires to remam X Fire Alarm Relocated fire alarm dev ices as required tied mto existmg FA panel X Telecom/ Security Tel data cablmz and final connections X Tel data equipment X Tenant Space Security System X Other Design and F&l ot all FFE X

EXHIBIT C

DECLARATION AFFIXING THE

EXPANSION PREMISES COMMENCEMENT DATE

THIS AGREEMENT made this         day of             , 2018, by and between BP BAY COLONY LLC, a Delaware limited liability company (hereinafter “Landlord”), and ELOXX PHARMACEUTICALS, INC., a Delaware corporation (hereinafter “Tenant”).

W I T N E S S E T H T H A T:

1. This Agreement is made pursuant to Section 1 of that certain First Amendment to Lease dated                     , 2018 by and between Landlord and Tenant (the “First Amendment”).

2. It is hereby stipulated that the Term of the Lease with respect to the Expansion Premises (as defined in the First Amendment) commenced on                     , 20     (being the “Expansion Premises Commencement Date” under the First Amendment), and the First Extended Term (as defined in the First Amendment) shall expire on                     , 20    , unless sooner terminated or extended, as provided for in the Lease dated October 26, 2017, as amended, by and between Landlord and Tenant.

WITNESS the execution hereof by persons hereunto duly authorized, the date first above written.

LANDLORD:

BP BAY COLONY LLC, a Delaware limited liability company

BY: BP BAY COLONY HOLDINGS LLC, a Delaware limited liability company, its sole member

BY: BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its member

BY: BOSTON PROPERTIES, INC., a Delaware Corporation, its general partner

BY: ______________________

Name:

Title:

TENANT:

ELOXX PHARMACEUTICALS, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT D

BILL OF SALE

[Attached]

Bill of Sale

THIS BILL OF SALE is executed on May 2, 2018, by Symmetric Capital, LLC, (hereinafter “Seller”) residing at 950 Winter Street Waltham, Massachusetts 02451 for the benefit of Eloxx (hereinafter “Buyer”), residing at 950 Winter Street Waltham, Massachusetts 02451.

Seller hereby transfers to Buyer, all rights of Seller in the following property:

1. Reception desk                                                                         Refrigerator

2. Large conference room table

3. Large conference room chairs (6)

4. Small conference room chairs (8)

5. Kitchen tables/bar stools             4 tables / 12 chairs

6. Partner’s office, complete (1)

7. Associate’s office, complete (2)

8. All cube systems (6)

9. All cube chairs (6)

10. Chest (between partner offices toward rear of space)

11. Five file cabinets (5-drawer), multiple styles

12. Shelving units (2) in storage closet (off main lobby)

Property is located in Middlesex County, Massachusetts.

For and in consideration of $5,000.00, which has been acknowledged to have been received by Seller.

The form of payment used will be check and sales tax will not be included as part of the purchase price.

The sale and transfer of property is made on an “AS IS” basis, without any express or implied warranties, with no recourse to the Seller, provided that Seller can issue proof that it has title to the property without any liens or encumbrances.

The Buyer has been given the opportunity to inspect, or have inspected, any and all property as defined above. The Buyer agrees to accept all property in its existing state.

In witness, the parties execute on this Bill of Sale on,

Signature of Buyer	Signature of Seller

/s/ Greg Weaver	/s/ Patrick Kimble

Date	Date

May 2, 2018	2 May 2018